INSOURCE INSIGHT SERVICES, LLC
1085 Riverside Trace
Atlanta, GA 30328
Tel:  404 303 8450   Fax: 404 255 2218

May 29, 2011

Joseph G. D’Arrigo, CEO
Native American Energy Group, Inc.
108-18 Queens Blvd., Suite 901
Forest Hills, NY 11375

Dear Mr. D’Arrigo:

This letter agreement (Agreement) confirms the understanding and agreement between Native American Energy Group, a Delaware corporation (Company or NAGP) and Insource Insight Services, LLC, a Georgia limited liability company (Insight) as follows:

1.           During the term of this Agreement, Insight shall be available at the reasonable request of the Company to provide advice to, and consult with, the Company concerning business planning, financial strategy, financial strategy implementation, and corporate structure including without limitation the strategic services (Strategic Services) set forth on Schedule A attached hereto.  Insight shall provide such advice and consultation to the Company in such form, manner and place as the Company reasonably requests, provided that the Company shall be responsible for all such travel expenses incurred by Insight.  Insight shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company.  Similarly, the Company shall not be prevented or barred from seeking or acquiring services of a same or similar nature from persons other than Insight.

2.           The term of Insight’s engagement hereunder will be for an initial period of six months commencing as of May 16, 2011 and ending on November 15, 2011 (the “Engagement Period”).  Following the Engagement Period paragraphs 3(a), 3(c) and 7 through 13 shall survive.

3.           As compensation for Insight’s agreement to render Strategic Services hereunder, NAGP shall: (a) issue to Insight 3,250,000 restricted shares (8x250,000; 10x100,000; and 5x50,000) of its common stock (NAGP Consulting Shares), which the parties mutually agree has a present value for income tax purposes of $0.10 per share, as set forth on Exhibit I attached hereto; (b) pay Insight $10,000 per month for each of the first three months of the Engagement Period; and (c) pay Insight $10,000 per month for each month commencing after the Engagement Period that, collectively, the five oil & gas wells in Montana listed on Schedule B attached hereto produce gross monthly revenue equal to or greater than $500,000.

Initials:  FEH     JD

4.           The Company shall reimburse Insight, upon request, for its reasonable expenses (including, without limitation, travel expenses and professional and outside legal fees) incurred in connection with its engagement hereunder.  NAGP shall budget $20,000 for travel expenses of Insight personnel and others at Insight’s invitation, for the Engagement Period.  Insight agrees not to incur reimbursable expenses in excess of such $20,000 for travel expenses on behalf of the Company without prior written approval by the Company.

5.           As soon as reasonably practicable, NAGP agrees to deposit $40,000 with David A. Rapaport, Esq., as escrow agent (the “Escrow Agent”) to fund the $20,000 of cash compensation due to Insight for the second and third months of the Engagement Period and the $20,000 of travel expenses for such Engagement Period.

6.           Insight reserves the right to engage sub-advisors, including without limitation High Capital Funding, LLC and/or its affiliates, to assist it in performing services hereunder; provided the compensation of any such sub-advisors shall be the responsibility of Insight.

7.           Insight shall have the right, subject to applicable securities laws to transfer and/or assign NAGP Consulting Shares.

8.           Except as required by applicable law, or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, or as authorized in writing by NAGP, Insight will keep confidential all material non-public information provided to it by the Company, and will not disclose such information to any third party, other than its employees and advisors that are involved in providing services to the Company hereunder.

9.           The Company and Insight agree to the indemnification and other provisions set forth in Exhibit II attached hereto.

10.         This Agreement may be modified only with a written instrument duly executed by each of the parties.  No waiver by any party of any breach of this Agreement will be deemed to be a waiver of any preceding or succeeding breach.  This Agreement may be executed in more than one counterpart, each of which will be deemed to be an original, or by facsimile or electronic signature, and all such counterparts together will constitute but one and the same instrument.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect. This Agreement shall inure to the benefit of the parties hereto, their heirs, administrators and successors in interest.

11.         This Agreement will be governed by the internal laws of the State of Georgia.  Any proceeding related to or arising out of the engagement of Insight pursuant to this Agreement shall be commenced, prosecuted or continued in any federal or state court of the State of Georgia located in Fulton County. The Company and Insight waive all rights to trial by jury in any such proceeding.

12.         Both the Company and Insight agree that Insight will act as an independent contractor in the performance of its duties under this Agreement.  Nothing contained in this Agreement shall be construed to imply that Insight, or any employee, agent or other authorized representative of Insight, is a partner, joint venturer, agent, officer or employee of the Company.  Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions.

Initials:  FEH     JD

13.         All notices, requests, demands, and other communications under this Agreement shall be in writing, sent either by hand delivery, facsimile, email, or overnight mail, and notice is given for the purposes of this Agreement upon receipt by the receiving party.

If to the Company:	Native American Energy Group, Inc.
108-18 Queens Blvd., Suite 901
Forest Hills, NY 11375
	Attn:	Joseph G. D’Arrigo, CEO
	Tel:	718 408-2323
	Fax:	718 793 4034

With a copy to:	Native American Energy Group, Inc.
108-18 Queens Blvd., Suite 901
Forest Hills, NY 11375
	Attn:	Raj Nanvaan, COO & CFO
	Tel:	718 408-2323
	Fax:	718 793 4034

If to Insight:	Insource Insight Services, LLC
1085 Riverside Trace
Atlanta, GA 30328
	Attn:	Frank E. Hart, Managing Member
	Tel:	404 303 8450
	Fax:	404 255 2218
	Email:	ldowd@highcapus.com

With a copy to:	David A. Rapaport, Esq.
333 Sandy Springs Circle, Suite 230
Atlanta, GA 30328
	Tel:	404 257-9150
	Fax:	866 835-9632
	Email:	drapaport@highcapus.com

Initials:  FEH     JD

If the foregoing correctly sets forth the understanding and agreement between the Company and Insight, please so indicate in the space provided for that purpose below, whereupon this letter will constitute a binding agreement as of the date hereof.

Insource Insight Services, LLC

By:	/s/ Frank E. Hart
Frank E. Hart, Managing Member

Date:	May 29, 2011

AGREED:

Native American Energy Group, Inc.

By:	/s/ Joseph G. D’Arrigo
Joseph G. D’Arrigo, CEO

Date:	May 29, 2011

Escrow Agent:

/s/ David A. Rapaport
David A. Rapaport

Date:	May 29, 2011

Initials:  FEH     JD

Schedule A

STRATEGIC SERVICES

Insight will strive to become your partner in value creation by assisting the Company in any of the following areas as requested by you from time to time:

I.	Strategy Creation, Prioritization, and Focus

a) Developing a master breakthrough corporate strategy intended to maximize shareholder value.

b) Facilitating the Company’s becoming the leader in its market by helping to identify and prioritize strategic objectives.

c) Facilitating high-impact growth by assisting in maintaining focus and executing to the defined strategic objectives.

d) Reviewing, and revising as appropriate, the company’s business plan to remain consistent with its strategy.

e) Evaluating strategic relationships with partners, customers, and suppliers.

f) Assisting with any project that could have a quantum impact on value creation.

II.	Corporate Governance

a)	To advise in the evaluation, selection and recruitment of the Company’s Board of Directors and its Advisory Board, and the establishment of procedures and processes for Board review and action.

b)	To advise in the evaluation, selection and recruitment of its management team.

c)	Executive coaching and mentoring to management.

d)
To advise in the evaluation, selection and recruitment of professional advisors with regard to NAGP’s particular needs, including but not limited to, advisors in the fields of accounting, investor relations, investment banking, venture capital, and legal.

Initials:  FEH     JD

Schedule B

FOUR MONTANA OIL & GAS LEASES
(FOR FIVE WELLS)

1.	Beery 2-24 & Beery 22-24 – Two oil wells located on 320 acres (N/2 of Sec.24-23N-49E) in McCone County, Montana.

2.	Wright 5-35 – One oil well is located on 160 acres (SW NW of Sec.35-24N-46E) in McCone County, Montana.

3.	Sandvick 1-11 – One oil well is located on 160 acres (SW NW of Sec.11-31N-44E) in Valley Montana.

4.	Cox 7-1 – One oil well is located on 80 acres (NE NE/4 of Sec.7-29N-50E) in Roosevelt County, Montana.

Initials:  FEH     JD

Exhibit I

NATIVE AMERICAN ENERGY GROUP, INC.

May 29, 2011

Mr. Frank E. Hart, Managing Member
Insource Insight Services, LLC
1085 Riverside Trace
Atlanta, GA 30328

Re:  May 29, 2011 Strategic Consulting Agreement (Agreement) between Native American Energy Group, Inc. (NAGP) and Insource Insight Services, LLC (IIS)

Dear Mr. Hart:

This letter confirms our mutual agreement that the appropriate valuation of the 3,250,000 shares of NAGP restricted common stock being issued to IIS as consideration for its agreement to provide Strategic Services to NAGP in accordance with the terms of the Agreement is $0.10 per share.  We have mutually determined this value based on the prices at which 2,190,000 NAGP restricted shares have been issued in 25 transactions at between $0.08 and $0.10 per share between November 1, 2010 and May 27, 2011.

Based on the above, NAGP will issue to IIS an IRS 1099 Misc in the amount of $325,000 for the year ending December 31, 2011.

Sincerely,

/s/ Joseph G. Darrigo
Joseph G. D’Arrigo, CEO	Date: May 29, 2011

/s/ Raj Nanvaan
Raj Nanvaan, COO & CFO	Date: May 29, 2011

Accepted and Agreed:

Insource Insight Services, LLC

/s/ Frank E. Hart
Frank E. Hart, Managing Member	Date: May 29, 2011

108-18 Queens Blvd. Suite 901  Forest Hills  NY  11375
www.nativeamericanenergy.com
(718) 408-2323   Fax: (718) 793-4034

Initials:  FEH JD

Schedule A to Exhibit I

Share Issuances from November 1, 2010 to May 27, 2011

DATE	TYPE OF TRANSACTION	CREDIT	PRICE	SHARES
11/17/2010	STOCK SUBSCRIPTION	$2,500.00	$0.10	25,000
11/17/2010	STOCK SUBSCRIPTION	$2,500.00	$0.10	25,000
11/17/2010	STOCK SUBSCRIPTION	$5,000.00	$0.10	50,000
11/24/2010	STOCK SUBSCRIPTION	$5,000.00	$0.10	50,000
3/2/2011	STOCK SUBSCRIPTION	$10,000.00	$0.10	100,000
3/4/2011	STOCK SUBSCRIPTION	$15,000.00	$0.10	150,000
3/15/2011 (As amended on May 27, 2011)	CONSULTANT	$36,000.00	$0.10	360,000
4/5/2011	STOCK SUBSCRIPTION	$10,000.00	$0.10	100,000
4/4/2011	STOCK SUBSCRIPTION	$5,000.00	$0.10	50,000
4/6/2011	STOCK SUBSCRIPTION	$8,000.00	$0.10	80,000
4/21/2011	STOCK SUBSCRIPTION	$40,000.00	$0.10	400,000
5/4/2011	STOCK SUBSCRIPTION	$10,000.00	$0.10	100,000
5/5/2011	WEBSITE DEVELOPMENT	$12,000.00	$0.10	120,000
5/5/2011	LOAN DEFAULT FEE	$1,500.00	$0.10	15,000
5/6/2011	STOCK SUBSCRIPTION	$8,000.00	$0.08	80,000
5/6/2011	STOCK SUBSCRIPTION	$2,500.00	$0.10	25,000
5/9/2011	STOCK SUBSCRIPTION	$8,000.00	$0.10	80,000
5/9/2011	STOCK SUBSCRIPTION	$10,000.00	$0.08	125,000
5/10/2011	STOCK SUBSCRIPTION	$5,000.00	$0.10	50,000
5/10/2011	STOCK SUBSCRIPTION	$3,000.00	$0.10	30,000
5/11/2011	STOCK SUBSCRIPTION	$2,500.00	$0.10	25,000
5/11/2011	STOCK SUBSCRIPTION	$2,500.00	$0.10	25,000
5/12/2011	STOCK SUBSCRIPTION	$2,500.00	$0.10	25,000
5/16/2011	STOCK SUBSCRIPTION	$7,000.00	$0.10	70,000
5/17/2011	STOCK SUBSCRIPTION	$3,000.00	$0.10	30,000

TOTAL		$216,500.00		2,190,000

Initials:  FEH     JD

 Exhibit II
Indemnification

1.	The Company will:

(a)
indemnify Insight and hold it harmless against any and all losses, claims, damages or liabilities to which Insight may become subject arising in any manner out of or in connection with the rendering of services by Insight hereunder (including any services rendered prior to the date hereof) or the rendering of additional services by Insight as requested by the Company that are related to the services rendered hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence or willful misconduct of Insight; and

(b)
reimburse Insight promptly for any reasonable legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Insight hereunder or the rendering of additional services by Insight as requested by the Company that are related to the services rendered hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, if it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence or willful misconduct of Insight; then Insight will remit to the Company any amounts reimbursed under this subparagraph 1(b).

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph 1 will apply whether or not Insight is a formal party to any such lawsuits, investigations, claims or other proceedings and that such commitments will extend upon the terms set forth in this paragraph to any controlling person, affiliate, shareholder, member, director, officer, employee or consultant of Insight (each, with Insight, an "Indemnified Person").  The Company further agrees that, without Insight's prior written consent (which consent will not be unreasonably withheld), it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement (whether or not Insight or any other Indemnified Person is an actual or potential party to such lawsuit, claim or proceeding) unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement.

2.
The Company and Insight agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 1 is judicially determined to be unavailable, then the Company will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative economic interests of the Company on the one hand, and Insight on the other hand, in connection with the transaction or event to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and Insight on the other hand, as well as any other equitable considerations; provided, however, that in no event will the amount to be contributed by Insight pursuant to this paragraph exceed the value of the compensation actually received by Insight hereunder.

Initials:  FEH JD

3.	Insight will:

(a)
indemnify the Company and hold it harmless against any and all losses, claims, damages or liabilities to which the Company may become subject arising in any manner out of or in connection with the rendering of services by Insight hereunder (including any services rendered prior to the date hereof) or the rendering of additional services by Insight as requested by the Company that are related to the services rendered hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence or willful misconduct of the Company; and

(b)
reimburse the Company promptly for any reasonable legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Insight hereunder or the rendering of additional services by Insight as requested by the Company that are related to the services rendered hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, if it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence or willful misconduct of the Company; then the Company will remit to Insight any amounts reimbursed under this subparagraph 3(b).

Insight agrees that the indemnification and reimbursement commitments set forth in this paragraph 3 will apply whether or not the Company is a formal party to any such lawsuits, investigations, claims or other proceedings and that such commitments will extend upon the terms set forth in this paragraph to any controlling person, affiliate, shareholder, member, director, officer, employee or consultant of the Company (each, with the Company, an "Indemnified Person").  Insight further agrees that, without the Company’s prior written consent (which consent will not be unreasonably withheld), it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement (whether or not the Company or any other Indemnified Person is an actual or potential party to such lawsuit, claim or proceeding) unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

Insight agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement.

Initials:  FEH     JD

4.
The Company and Insight agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 3 is judicially determined to be unavailable, then Insight will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative economic interests of Insight on the one hand, and the Company on the other hand, in connection with the transaction or event to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Insight on the one hand, and the Company on the other hand, as well as any other equitable considerations; provided, however, that in no event will the amount to be contributed by Insight pursuant to this paragraph exceed the value of the compensation actually received by Insight hereunder.

5.
Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Insight hereunder.  The parties acknowledge that Insight is not acting as an agent of the Company or in a fiduciary capacity with respect to the Company and that Insight is not assuming any duties or obligations other than those expressly set forth in this Agreement.  The Company further agrees that neither Insight nor any of its controlling persons, affiliates, directors, officers, employees or consultants will have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by Insight hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of Insight.

6.	The provisions of this Exhibit II shall survive any expiration or termination of this Agreement or Insight’s engagement hereunder.

Initials:  FEH JD